Exhibit 99.1
FOR IMMEDIATE RELEASE                                                                                                                        February 11, 2014

Tandy Leather Factory Adds Board Seat; Jefferson Gramm of Bandera Partners Fills Position

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today announced that its board of directors authorized an increase in board positions from nine to ten and approved Jefferson Gramm to fill the new board seat effective today.  Mr. Gramm is a portfolio manager at Bandera Partners LLC, which manages Bandera Master Fund, LP, an investment fund that owns approximately 28% of Tandy Leather Factory’s shares.  Mr. Gramm has been in his present position since 2006.  His prior experience includes serving as Managing Director of Arklow Capital, LLC, a hedge fund manager focused on distressed and value investments, from October 2004 to July 2006.  He has been a Director of Morgan’s Foods Inc. since April 12, 2013.  He served as a Director of Peerless Systems Corp from June 2009 to November 2010.  He received an M.B.A. from Columbia University in 2003 and a B.A. in Philosophy from University of Chicago in 1996.

Joe Mannes, Chairman of the Board, commented, “We are pleased to welcome Jeff to our board and look forward to benefiting from his expertise.  Further, we believe that input from a representative of the Company’s largest stockholder, who shares our long-term commitment to our company, will continue our efforts to maximize stockholder value.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 79 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and three combination wholesale/retail stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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